Exhibit 10.44

Framework Agreement for Termination of Lenovo Security Control Structure

This Framework Agreement for Termination of Lenovo Security Control Structure (this “Agreement”) is entered into by the following parties as of December 1, 2010 in Beijing:

Party A: Qi Jian, citizen of the People’s Republic of China (the “PRC”), ID No. 110108196007011212 with address at Room 628, Zhongdian Information Tower No.6 Zhongguancun South Street, Haidian District, Beijing (100086);

Party B: Liu Kequan, PRC citizen, ID No.: 110106196305012456, address at Room 810, Zhongdian Information Tower No.6 Zhongguancun South Street, Haidian District, Beijing (100086);

Party A, Party B and the management of Lenovo Security Technologies (Beijing), Inc. (“Lenovo Security”) represented by Party A and Party B (of which the specific members are to be identified by Party A and Party B) are hereinafter referred to as the Buyers;

Party C: Lenovo-AsiaInfo Technologies, Inc., a limited liability company established and existing under the PRC laws with its address at 4/F Zhongdian Information Tower No.6 Zhongguancun South Street, Haidian District, Beijing (hereinafter referred to as “Lenovo-AsiaInfo”); and

Party D: AsiaInfo-Linkage, Inc, a US listed company and the parent company of Lenovo-AsiaInfo

Party C and Party D hereinafter collectively referred to as Controlling Party.

The parties above shall be referred to each as a “Party”, and collectively as the “Parties”.

Whereas:

(1)	Lenovo Security is a domestic limited liability company established and existing under the PRC laws, and its current shareholding structure registered with the local administration of industry and commerce (the “AIC”) is: Legend Holdings Limited (the “Legend Holdings”) holds 51%, Qi Jian holds 25% and Wang Zheng holds 24% (Legend Holdings, Qi Jian and Wang Zheng are collectively referred to as the “AIC Shareholders”).

(2)	In 2004, AsiaInfo Holdings Inc. (currently known as AsiaInfo-Linkage, Inc.) acquired the IT service business from Lenovo Group Limited, and decided to transfer the information security business as part of the IT service business to Lenovo Security. Party C financially controlled Lenovo Security by entering into the loan agreements, power of attorney, exclusive option agreements, exclusive business cooperation agreements and share pledge agreements (collectively as the “Financial Control Agreements”) with Lenovo Security and the AIC Shareholders.

(3)	The Control Party acknowledges that in 2004 it assisted Legend Holdings and the management of Lenovo Security in exploring and developing information security business by providing the AIC Shareholders with capital and technology support.

(4)	The Control Party agrees to terminate its financial control over Lenovo Security, and make its best efforts to assist the Buyers in acquiring the equity interest in and the control over Lenovo Security in such ways as permitted by the PRC laws.

Therefore, upon amicable consultation, the Parties agree as follows (except as otherwise explicitly provided herein, the amount mentioned herein shall be in RMB):

1	The Parties agree that the consideration for the Control Party to terminate the Financial Control Agreements shall be 103.43 million (the “Transaction Consideration”), and the Transaction Consideration shall be the amount actually received by the Control Party without deducting any taxes and fees to be paid by other Parties in order for the Control Party to receive the Transaction Consideration. The Parties agree that the Transaction Consideration may be adjusted in accordance with the Appraisal Report (as defined below), provided that such adjustment shall not cause any losses to the income statement of Party D prepared based on US GAAP. Meanwhile, in order to assist the other Parties to reduce their tax liability to the extent permitted by applicable laws, the Parties agree to adjust the structure of the transactions contemplated hereunder.

2	The Transaction Consideration shall be paid through the following:

2.1	Lenovo Security shall distribute its undistributed profit of 56.61 million up to December 31, 2009 (which shall be about 51.06 million after deducting individual income tax) to the AIC Shareholders as dividends, and Wang Zheng and Qi Jian shall entrust Lenovo Security to pay the dividends distributed to them to the Control Party or other entities designated by the Control Party, and Legend Holdings shall pay the dividends distributed to it to the Control Party or other entities designated by the Control Party through donation or other legitimate methods.

2.2	Party B shall purchase the 24% equity interest in Lenovo Security held by Wang Zheng at least one week before the Closing Date, execute all the Financial Control Agreements upon the request of the Control Party, and repay the loan of 5.76 million to Party C under the Financial Control Agreements on or before the Closing Date, and the Control Party shall terminate all the Financial Control Agreements with Party B on the Closing Date.

2.3	The Control Party shall terminate all the Financial Control Agreements with Party A on the Closing Date, and Party A shall repay the loan of 6 million to Party C under the Financial Control Agreements on or before the Closing Date.

2.4	The Parties shall try their best to cause Legend Holdings to initiate the transfer of equity in Lenovo Security and to execute equity transfer agreement to transfer its 51% equity interest in Lenovo Security to the Buyers or entities designated by the Buyers before the Closing Date. The Buyers shall pay relevant equity transfer price to Legend Holding on or before the Closing Date. The Control Party shall terminate all the Financial Control Agreements with Legend Holdings on the Closing Date.

2.4.1	The Parties acknowledge the contract transfer proposed by Legend Holdings, that the 51% equity interest in Lenovo Security held by Legend Holdings shall be directly transferred to the Buyers or entities designated by the Buyers through agreements without auction in equity exchange agency, and the total pre-tax consideration for such transfer shall be 17.34 million on the assumption that Legend Holdings, based on the Appraisal Report, agrees to the price of 17.34 million for the transfer of 51% equity interest in Lenovo Security. The Parties shall cause Legend Holdings to pay the equity transfer price to the Control Party or other entities designated by the Control Party after deducting the income tax of 1.275 million.

2.4.2	Notwithstanding Article 2.4.1 hereof, the Parties acknowledge and agree that the transfer price for the equity interest held by Legend Holdings in Lenovo Security shall not be lower than the result of the appraisal report on the equity interest value of Lenovo Security (the “Appraisal Report”) prepared by the appraisal institution identified by Legend Holdings, and shall be acceptable to Legend Holdings. The base date for appraising the equity interest value of Lenovo Security shall be October 31, 2010.

2.5	The Buyers shall enter into donation agreements on or before the Closing Date, and the donation amount shall be 66.5 million - the net amount of the dividends under Article 2.1 - the amount under Article 2.2 - the amount under Article 2.3 - (the consideration received by Legend Holdings under Article 2.4 - income tax to be paid by Legend Holdings under Article 2.4) + 36.93 million as current account between Lenovo Security and Lenovo Computer System Technology Service Co., Ltd. (“Lenovo Computer”) . The Buyers undertake to donate the above amount to the Control Party or other entities designated by the Control Party before June 30, 2011. The Buyers agree that if the Buyers fail to donate the above amount to the Control Party or other entities designated by the Control Party before June 30, 2011, Lenovo Security shall waive the indebtedness owed by Lenovo Computer to Lenovo Security in the amount equaling the amount above, which shall be specified by the resolutions of the shareholders of Lenovo Security as of the date on which the equity transfer agreement stipulated in Article 2.4 hereof takes effective.

2.6	The Control Party and the Buyers shall agree on the amount of the current account between Lenovo Computer and Lenovo Security equaling approximately 36.93 million and the specific time to pay such current account. The balance between the current account equaling 36.93 million and the amount under the donation agreements under Article 2.5 hereof shall be fully paid by the Control Party after the Control Party and/or Legend Holdings receive the amount under Articles 2.1 to 2.4 hereof, provided that all current account shall be paid in no event later than three business days after the Control Party receives all the amount under this Agreement.

2.7	After the full performance of Articles 2.1 to 2.6 above, if the amount actually received by the Control Party after deducting the current account of 36.93 million paid by Lenovo Computer is (i) less than 66.5 million, the Buyers shall made additional payment to make up the difference to the Control Party or other entities designated by the Control Party; or (ii) more than 66.5 million, the Control Party shall return the difference to the Buyers or entities designated by the Buyers in the form of technology service fees or other forms acceptable to the Buyers, and the amount of such difference and the payment method shall be agreed by the Parties separately at that time.

2.8	The Parties agree that the transaction action and cash flow sheet set forth in Appendix I to this Agreement shall be the transaction action scheme and calculating principles for cash flow under this Agreement and shall be reference for performance of this Agreement. The specific actions and detailed figures in such Appendix I may be amended from time to time according to the situation of the transaction.

3	The Parties acknowledge that the Closing Date shall be December 1, 2010, and the Control Party shall fully transfer the control of Lenovo Security on the Closing Date and cease to consolidate the financial statements of Lenovo Security.

4	The Parties shall together cause Legend Holdings to complete the registration procedures with the AIC for the equity transfer before June 30, 2011, and the Buyers shall be responsible for going through such procedures and the Control Party shall provide and cause Legend Holdings to provide necessary assistance.

5	After the Closing, if Lenovo Security continues to use the resources of Party D including without limitation the offices, financial systems, etc., Lenovo Security shall pay certain fees, of which the specific amount shall be determined by the relevant Parties separately.

6	Assets Transfer and Brand Authorization

6.1

The Control Party undertakes that, to its knowledge, all the assets in connection with the information security business acquired by the Control Party in 2004 have been properly transferred to Lenovo Security, and as to the intangible assets authorized by Legend Holdings and Lenovo Group Limited to Party D, the Parties shall try their best to negotiate with Legend Holdings or Lenovo Group Limited in order for Lenovo Security to continue the use of the intangible assets to the extent relevant to the current business of Lenovo Security. In case there are any assets that have not been transferred to Lenovo Security, the Control Party undertakes that it will transfer such assets to Lenovo Security now on a free of charge basis. The scope of the assets to be transferred or authorized hereunder (if any) shall be identified by the relevant Parties in separate agreement(s).

6.2	Brand, operation qualification and authorization of Lenovo Security: to ensure the continuous operation of Lenovo Security after the completion of the equity transfer transactions under this Agreement, the Parties undertake to try their best to cause Legend Holdings to grant Lenovo Security a certain transitional period after the Closing Date, during which time period Lenovo Security shall have the right to use relevant brand, operational qualification and authorization (including but not limited to intellectual properties such as patents and trademarks ). The Parties shall cause Legend Holdings to assist Lenovo Security and its new shareholders in dealing with certain matters to ensure Lenovo Security’s continuous and stable operation. Relevant Parties may enter into separate agreement(s) to define the scope of the authorized brand, operational qualification and authorization stated in this clause.

7	Representations and Warranties

7.1	Each of the Parties severally represents and warrants that it has sufficient capacity and authority to execute this Agreement and perform the transactions contemplated hereunder. The execution of this Agreement and/or the performance of the transactions contemplated hereunder shall not violate any applicable laws or regulations, the articles and association or the business license of such Party, any legal instrument executed by such Party or any legal document or order binding on such Party.

7.2	The Parties shall try their best to consult with Legend Holdings in connection with the matters under this Agreement, and to cause Legend Holdings to execute the formal transaction documents in connection with this Agreement with other Parties in accordance with the this Agreement and carry out other relevant matters. In the event that the equity transfer under this Agreement needs the cooperation of Legend Holdings, the Parties undertake to try their best to cause Legend Holding to cooperate as much as possible.

8	Relevant Fees and Costs

8.1	Regardless of whether the transactions contemplated hereunder are consummated or not, each of the Parties shall be responsible for the its own costs and fees incurred by such Party in connection with this Agreement and any other documents in connection with the performance of this Agreement and the negotiation and execution involved in the transactions contemplated hereunder (including but not limited to legal, accounting, financial, consulting, advising and other fees and costs).

8.2	For the avoidance of doubt, the Parties state further that, in connection with the implementation of Article 2.7 hereof, the Buyers represent that they will only assume the 20% income tax for the dividends to Qi Jian and Wang Zheng and the 25% income tax for the premium of transfer price for the 51% equity interest in Lenovo Security by Legend Holdings deducting its investment cost equaling 12.24 million. If the Control Party or Legend Holdings believes there are other taxes, fees or costs to be paid, the Control Party shall bear such tax and fees and such amount shall be part of the 66.5 million receivable by the Control Party.

9	Termination

This Agreement shall be terminated under the following circumstances:

9.1	The Parties mutually agree in writing to terminate this Agreement; or

9.2	The Parties enter into other agreement(s) in which the Parties explicitly agree that this Agreement or part of the terms hereof shall be replaced by other agreement(s).

10	Confidentiality and Disclosure

Except as otherwise required by laws, regulations or mandatory rules of the stock exchange, the Parties shall treat this Agreement, the transactions contemplated hereunder (including any potential termination and the reason thereof) and any information exchanged by the Parties during the negotiation as highly confidential, and no Party shall, without prior written consent of the other Parties, disclose the aforementioned documents, matters or information to any personnel or employee who has no direct working relationship with the transactions contemplated hereunder or any third party (except for relevant agent or professional advisors). In case of any losses incurred by any other Party due to the disclosure of any Party or its relevant personnel, employees, agent or professional advisors to whom such Party has disclosed any confidential information without prior written consent of the other Parties, such disclosing Party shall be liable to fully compensate the other Parties for any losses caused thereby. This provision shall survive any termination of this Agreement.

11	Liability of Breach

In case of the breach by any Party of this Agreement which resulted in non performance of the entire or part of this Agreement, the breaching Party shall be liable and compensate the other Parties for all the losses caused by such breach (including any litigation fees and reasonable attorney fees). In case more than one Party have breached this Agreement, such Parties shall be liable respectively according to specific situation.

12	Governing Law and Dispute Resolution

12.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the dispute resolution hereof shall be governed by PRC laws.

12.2	For any dispute arising from the construction or performance of this Agreement, the Parties shall resolve such dispute through amicable consultation. If such dispute cannot be resolved within 30 days after one Party notified any other Party in writing for resolution through consultation, any Party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitrational rules. The arbitration shall be conducted in Beijing and the arbitral award shall be final and binding upon all the Parties involved in the arbitration.

12.3	In case there is any dispute arising out of the construction or performance of this Agreement or in case there is any dispute under arbitration, except the matters in dispute, each of the Parties shall continue to exercise the rights and perform the obligations under this Agreement.

13	Miscellaneous

13.1	This Agreement shall be effective upon the execution or sealing by each Party on the date first written above.

13.2	This Agreement may be amended or supplemented by the Parties in writing, and such amendment or supplement to this Agreement shall be the integrated part of and have the same legal effect to this Agreement.

13.3	If any or several terms hereof are ruled as void, illegal or unenforceable pursuant to any laws or regulations in any respect, the effectiveness, legality and enforceability of the remaining terms hereof shall not be affected or impaired in any respect. The Parties shall replace such void, illegal or unenforceable terms with such terms that are permitted by laws and acceptable to the Parties through amicable consultation, and the economic effect of such effective terms shall to the extent possible be as same as that of those void, illegal or unenforceable terms.

14	Language and Counterparts

This Agreement shall be executed in Chinese and English, and for any discrepancy arising between the Chinese and English version, the Chinese version shall prevail. This Agreement shall be signed in 8 copies, each Party holding 2 copies.

( Signature Page Follows )

In witness whereof, the Parties have duly executed this Agreement as of the date first above written.

Party A: Qi Jian (Signature)	Party B: Liu Kequan (Signature)

Party C: Lenovo-AsiaInfo Technologies, Inc.	Party D: AsiaInfo-Linkage, Inc